Exhibit 99.1
OCEAN POWER TECHNOLOGIES RECEIVES ADDITIONAL $1.1 MILLION FUNDING
FOR HAWAII WAVE POWER PROJECT
Pennington, NJ — April 1, 2009 Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) today announced that it has received additional funding of US $1.1 million for its on-going project with the US Navy to demonstrate the Company’s PowerBuoy® system off the Hawaiian island of Oahu.
The PowerBuoy system was deployed in October 2008 at the offshore site approximately one mile off the coast, in 100 feet of water depth. During initial commissioning tests the power produced was in line with predicted levels. This additional contract award will primarily support the continuing upgrades and testing of the PowerBuoy, for improved ocean durability. Throughout the project, the US Navy has maintained a direct involvement and has monitored progress made by the Company.
The Hawaii project is for the installation, testing and grid connection of successive PowerBuoys off the Marine Corps Base in Hawaii at Kaneohe Bay and has received strong support from the Hawaii and New Jersey congressional delegations. The project will utilize local Hawaiian subcontractors for the installation, test and servicing of the systems. The Company also will be working on the project with Sound and Sea Technology, which brings its Navy expertise in ocean engineering and will review the system upgrades.
Previously, the OPT wave power project underwent an extensive environmental assessment by an independent engineering company which featured evaluation of potential impacts on the seabed; fish, organisms and mammals; vegetation; and sea quality. This resulted in a Finding of No Significant Impact (FONSI) on the environment, which is the highest level of environmental rating, and is believed by the Company to be the only such FONSI awarded to any wave energy company.
Mark R. Draper, Chief Executive Officer of OPT stated, “This project reflects the on-going commitment of the US Navy to renewable energy generation and sustainable development. It furthers the long-standing partnership which OPT has had with the US Navy in developing our core PowerBuoy technology. Our success to date owes much to this shared commitment to renewable energy, and we expect to leverage this program in the commercial expansion of our business internationally.”

Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
**********
Contact information:

Ocean Power Technologies, Inc.
Mark R. Draper, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact in United Kingdom:
Corfin Communications
Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020